Exhibit 99.2

Red Cat Announces Letter of Intent to Acquire Rotor Riot

SANTURCE, Puerto Rico, June 4, 2019 -- Red Cat, Inc. (OTC: TFVR), a leading provider of distributed data storage, analytics and services for the drone industry, today announced a letter of intent to acquire Rotor Riot, an innovative technology and media company in the drone space.

“This deal is another significant milestone in our strategy for rapid growth,” said Jeff Thompson, CEO of Red Cat. “Rotor Riot is a trusted resource and deeply embedded in the global FPV community. Combining our companies provides a solid foundation for us to build upon the success of Rotor Riot’s well-established influence and follower base, as we develop new and exciting technologies that advance the freestyle, racing, and commercial drone industry.”

Red Cat became a founding member of the First Person View (FPV) Freedom Coalition after the coalition’s official launch as a 501(c)(3) organization. As part of the coalition, Red Cat continues to advocate for airspace for recreational drone pilots and FPV operators, provides safety and education guidelines compliant with the FAA (Federal Aviation Administration), and integrates the FPV community into the regulatory framework as an FAA community-based organization (CBO).

“We were looking for the perfect partner that could take our vision and platform to the next level,” said Chad Kapper, CEO and founder of Rotor Riot and president of the FPV Freedom Coalition. "We have watched Red Cat take bold steps to innovate and push the drone industry forward. Based on our long-standing relationship, we believe that Jeff and the team will play an important ongoing role in ensuring that the tradition and culture fostered by FPV pilots is able to continue in a safe and transparent manner.”

About Red Cat

Red Cat is a leading provider of secure blockchain-based distributed storage, analytics and SaaS for the drone industry. Through its innovative products and leadership, Red Cat provides solutions for regulators to track and review flight data, insurance companies to insure drones, and pilots to become compliant with regulations. Red Cat’s success is driven by a commitment to deliver unrivaled innovation that makes drones trackable, accountable and the sky a safer place. Red Cat is headquartered in San Juan, Puerto Rico. For more information, visit www.redcatpropware.com.

Forward-Looking Statements
Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The company undertakes no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

Investor Relations Contact Information:

Red Cat Inc.

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San Juan, PR 00909

Investors@redcat.red

PR Contact Information:

Todd Barrish

Indicate Media

todd@indicatemedia.com

917-861-0089